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                                                                  EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
                                       AT
                              $4.50 NET PER SHARE
                                       BY

                             IFS ACQUISITION, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                               IFS AMERICAS, INC.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                NEW YORK CITY TIME ON FRIDAY, OCTOBER 15, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                                               September 8, 1999

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated September 8, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together with the Offer to Purchase, constitute the "Offer") in connection with the Offer by IFS Acquisition, Inc., a Wisconsin corporation (the "Purchaser"), and a wholly-owned subsidiary of IFS Americas, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, $.01 par value per share (the "Shares"), of Effective Management Systems, Inc., a Wisconsin corporation (the "Company"), at a price of $4.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. Unless the context indicates otherwise, "Shareholders" shall mean holders of Shares. Parent is a wholly-owned subsidiary of Industrial & Financial Systems, IFS AB, a corporation organized under the laws of Sweden.

     Also enclosed is the letter to shareholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     Shareholders whose certificates evidencing Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date (as such terms are defined in the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     THIS MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD
BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE
MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS BEING FURNISHED TO YOU
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'FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US
FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Please note the following:

          1. The tender price is $4.50 per Share (the "Offer Price"), net to you in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

          2. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, October 15, 1999, unless the Offer is extended.

          3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 1, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, which provides, among other things, for the commencement of the Offer by the Purchaser and further provides that after the purchase of the Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser and the Company will be merged (the "Merger"). Following consummation of the Merger, the surviving corporation in the Merger will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company and other than Shares held by shareholders who shall have properly exercised their dissenters' rights, if any, under Wisconsin law), will be converted into the right to receive $4.50 in cash or any greater amount paid pursuant to the Offer without interest.

          4. The Board of Directors of the Company (the "Board") has unanimously approved the Merger Agreement, the Stock Option Agreement (as defined in the Offer to Purchase), the Offer and the Merger and the other transactions contemplated thereby and determined that the Offer Price to be received for each Share in the Offer and the Merger is fair to the shareholders of the Company, and unanimously recommends that shareholders accept the Offer and tender their Shares pursuant thereto.

          5. The Offer is being made for all outstanding Shares.

          6. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares which will represent at least 75% of the outstanding Shares on a fully diluted basis (without giving pro forma effect to the potential issuance of any Shares issuable under the Stock Option Agreement) on the date of purchase (the "Minimum Condition"). The Purchaser will not be required to accept for payment or pay for tendered Shares until the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions described in Section 15 of the Offer to Purchase. The Offer is not conditioned on the receipt of financing. The financing is being raised by IFS AB, pursuant to a rights offering to its existing stockholders and is guaranteed by an unconditional and irrevocable obligation by the investment banking firm, Alfred Berg Fondkommission AB. See Section 9 of the Offer to Purchase.

          7. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of all Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the
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making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER. If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 3 of the Offer to Purchase.
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          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       EFFECTIVE MANAGEMENT SYSTEMS, INC

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 8, 1999, and the related Letter of Transmittal (which, as amended from time to time, together with the Offer to Purchase, constitute the "Offer"), in connection with the Offer by IFS Acquisition, Inc., a Wisconsin corporation (the "Purchaser"), and a wholly-owned subsidiary of IFS Americas, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, $.01 par value per share (the "Shares"), of Effective Management Systems, Inc., a Wisconsin corporation, at a price equal to $4.50 per Share, net to the seller in cash, without interest thereon.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                        Number of Shares to be Tendered:

                      --------------------------- Shares*

                                   SIGN HERE

Account Number:

--------------------------------  Signature(s):
                                               ---------------------------------
Dated:
      ------------------------- , 1999

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                          Please type or print name(s)

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                     Please type or print address(es) here

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                         Area Code and Telephone Number

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              Taxpayer Identification or Social Security Number(s)

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.